FORM 8-K

                          CURRENT REPORT

              Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934



                          Date of Report
                 (Date of earliest event reported)
                          February 23, 2000



                       US Airways Group, Inc.
                 (Commission file number: 1-8444)

                               and

                          US Airways, Inc.
                 (Commission file number: 1-8442)

    (Exact names of registrants as specified in their charters)



        Delaware               US Airways Group, Inc. 54-1194634
(State of incorporation        US Airways, Inc.       53-0218143
  of both registrants)       (I.R.S. Employer Identification Nos.)



                       US Airways Group, Inc.
              2345 Crystal Drive, Arlington, VA 22227
             (Address of principal executive offices)
                          (703) 872-5306
       (Registrant's telephone number, including area code)



                          US Airways, Inc.
              2345 Crystal Drive, Arlington, VA 22227
             (Address of principal executive offices)
                          (703) 872-7000
       (Registrant's telephone number, including area code)







Item 5. Other Events

     On February 23, 2000, US Airways, Inc. (US Airways), a wholly-owned subsidiary of US Airways Group, Inc. (US Airways Group or the Company), issued a news release (see exhibit 99.1) and sent an internal communication to its employees (see exhibit 99.2).

Item 7.   Financial Statements and Exhibits

(c)  Exhibits

Designation                      Description
-----------                      -----------
    99.1      News release dated February 23, 2000 of US Airways
    99.2      Internal communication to employees from Chairman
              Stephen M. Wolf and President and CEO Rakesh Gangwal of US Airways Group and US Airways

                                 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

                              US Airways Group, Inc. (REGISTRANT)

                              /s/ Anita P. Beier
Date: February 23, 2000  By:  --------------------------------
                              Anita P. Beier
                              Vice President and Controller
                              (Chief Accounting Officer)

                              US Airways, Inc. (REGISTRANT)

                              /s/ Anita P. Beier
Date: February 23, 2000  By:  --------------------------------
                              Anita P. Beier
                              Vice President and Controller
                              (Chief Accounting Officer)


Exhibit 99.1

            US AIRWAYS RESPONDS TO FLIGHT ATTENDANT
            UNION'S THREAT TO CONDUCT CHAOS CAMPAIGN

     ARLINGTON, Va., Feb. 23, 2000 -- US Airways said today that it intends to continue to negotiate with its flight attendants' union to reach a fair and equitable contract, but that if no agreement is reached, the company "is left with no choice but to shut down the airline immediately after a 30-day cooling-off period."

     In a letter mailed to more than 40,000 employees' homes, US
Airways Chairman Stephen M. Wolf and President and CEO Rakesh
Gangwal said the Company "simply cannot risk losing our customers' confidence" in the face of labor action by the Association of Flight Attendants (AFA), which represents about
10,000 employees.

     The National Mediation Board, which has been assisting in negotiations between US Airways and the AFA, declared an impasse in the talks on Feb. 18 and offered binding arbitration to the parties. The AFA rejected arbitration, which triggered a 30-day cooling-off period that ends at 12:01 a.m. Saturday, March 25. Under labor law, no strike or other work stoppage can take place during that 30-day period. Additional negotiations can take place during the cooling-off time, and US Airways will continue to operate normally in the interim.

     The AFA had publicly threatened that, if a contract is not reached by the end of the cooling-off period, it would conduct an organized campaign it has trademarked as "CHAOS" (Create Havoc Around Our System). This involves randomly striking flights to disrupt service and strand customers throughout the US Airways system.

     "If US Airways were to try to operate a schedule under such conditions, in which we would not know from hour to hour which flights the AFA would strike, our customers would lose all confidence that they can rely on US Airways to provide them reliable service," the letter said. "AFA's intent is to pressure the company with financial harm by systematically eroding the confidence of our customers and demoralizing the other employee groups," the letter added.

                        -more-


US AIRWAYS RESPONDS TO FLIGHT ATTENDANT
UNION'S THREAT TO CONDUCT CHAOS CAMPAIGN
Page Two
Feb. 23, 2000


     The AFA is the only union at US Airways to reject a guarantee that employee pay, benefits and work rules will be at parity plus one percent with US Airways' four largest competitors -- American, Delta, Northwest and United. Instead, the union has demanded that it maintain certain uncompetitive aspects of its current contract, and be paid higher than the flight attendants at the other major carriers.

     "If the AFA does not reconsider its position, we do not see how US Airways can justify paying more to our flight attendants, as able as they are, because it would make the airline uncompetitive in the marketplace," Wolf and Gangwal wrote.

     Among the other unions that have reached contracts that guarantee parity plus one percent are the Air Line Pilots Association, representing 5,600 pilots; the Communications Workers of America, representing 9,700 passenger service employees; the International Association of Machinists, representing 7,700 mechanics and related workers and 6,700 fleet service employees; and the Transport Workers Union, representing 160 flight crew training instructors and 200 dispatchers.

     US Airways cannot make an exception for the flight attendants, Wolf and Gangwal said, because it would be unfair to all the other employee groups who have agreed to guaranteed parity plus one percent.

     "If the flight attendants were paid above parity plus one percent, other employee groups could rightfully ask for the same treatment, and the Company would again return to significantly uncompetitive labor costs across the board. This would put
US Airways right back where we started four years ago -- shrinking the airline and selling assets to support an uncompetitive cost structure. Ultimately, this strategy would result in the airline going out of business," the letter said.

     A shutdown of operations may ultimately result in the furlough of many US Airways employees. "In the event that the Company does cease operations, it will continue to pay all employees, other than AFA-represented employees, for as long as financially feasible," the letter said.

                         -30-

NUMBER:  3841


Exhibit 99.2

                            February 23, 2000


Dear Fellow Employees:

     We are writing to you today to inform you of the unfortunate position in which US Airways finds itself in the negotiations with the Association of Flight Attendants (AFA) - the union representing our flight attendants. As you know, negotiations with the AFA have reached an impasse and today the National Mediation Board has approved a 30-day cooling off period which begins tomorrow. We want to apprise you of the seriousness of this situation and the implications for the Company.

     Unlike all the other unions with which US Airways has successfully negotiated contracts over the past three years, the AFA has thus far refused to embrace the concept of guaranteed parity plus one percent. If the AFA does not reconsider its position, we do not see how US Airways can justify paying more to our flight attendants, as able as they are, because it would make the airline uncompetitive in the marketplace.

     When we joined US Airways in 1996, we described a vision to become the "Carrier of Choice" and, if successful, become a world-class global carrier in the process. We put in place a business plan to achieve that objective. While all of us together have made significant progress toward that goal, we have yet to completely attain a fundamental element of the business plan - achieving a competitive cost structure.

     Historically, as we all know, US Airways had labor costs well above the competition, and it was clear from the outset to all of us who work here and to the financial community that US Airways could not effectively compete or grow without bringing these costs in line with its competition. In 1997, we outlined for all employee groups the concept of guaranteeing parity, plus one percent, with the wages and productivity levels of the four top airlines in the country - American, Delta, Northwest and United. We specifically stated that we would not seek the lower levels of wages and benefits at the other carriers that US Airways also competes with, such as Air Tran, America West, Continental, Southwest and TWA.

     Since we outlined this concept, US Airways has achieved parity plus one percent agreements with the Air Line Pilots Association, representing 5,600 pilots; the International Association of Machinists representing 7,700 mechanics and related workers and 6,700 fleet service employees; the Communications Workers of America, representing 9,700 passenger service employees; and the Transport Workers Union, representing 160 flight crew training instructors and 200 dispatchers. And while we have not yet signed an agreement with the TWU covering 55 flight simulator engineers, they have embraced the concept of guaranteed parity plus one percent. US Airways has also provided guaranteed parity plus one percent to our non-union employees.
In fact, every employee group has embraced this concept except the AFA.

     During the negotiations with the AFA, they have demanded that they maintain certain uncompetitive aspects of their current contract, and that they be paid higher than the flight attendants at the other major carriers.

     It would perhaps seem easy for US Airways to look the other way with this, the last major contract negotiation, and agree to a high cost contract with the AFA. But, would it be right? We believe it would be unfair to all the other employee groups who have already agreed to guaranteed parity plus one percent. If the flight attendants were paid above parity plus one percent, other employee groups could rightfully ask for the same treatment, and the Company would again return to significantly uncompetitive labor costs across the board. This would put US Airways right back where we started four years ago - shrinking the airline and selling assets to support an uncompetitive cost structure. Ultimately, this strategy would result in the airline going out of business.

     US Airways now finds itself in a position where we have few alternatives. In the event that we are unable to reach an agreement with the AFA within the 30-day cooling-off period, the union has publicly stated its intention to unleash a well-organized work stoppage campaign that is trademarked as "CHAOS" (Create Havoc Around Our System). This involves randomly striking certain flights to disrupt service and strand customers throughout the system.

     If US Airways were to try to operate a schedule under such conditions, in which we would not know from hour to hour which flights the AFA would strike, our customers would lose all confidence that they can rely on US Airways to provide them reliable service. This is exactly what the AFA's CHAOS campaign
is designed to do.   The union has stated on its web site that
its intent would be to "drive away wary passengers" to competitors and to maximize costs for the company. "US Airways will have to pay the expense of preparing for a strike, while experiencing reduced bookings from the threat of a strike.," the union said on its web site. AFA's intent is to pressure the Company with financial harm by systematically eroding the confidence of our customers and demoralizing the other employee groups.

     All of us have been working hard to win our customers back and to get our operation back on top after last year's clearly unacceptable operational performance. At the same time, the Company has made a conscious decision not to embark on a marketing or promotional program to win back customers because of the uncertainty surrounding the AFA negotiations. US Airways simply cannot risk losing our customers' confidence again. If US Airways were to try to operate with an AFA CHAOS program going on, it would risk losing large numbers of customers permanently.

     While US Airways will continue to negotiate to reach a fair and equitable agreement, if no agreement is reached with the AFA, US Airways is left with no choice but to shut down the airline immediately after the 30-day cooling off period. We sincerely hope that we are not forced to take this step.

     The Company can ill afford to shut down operations. US Airways had net losses of $85 million in the third quarter of 1999, and $47 million in the fourth quarter (moreover, the fourth quarter had an additional $34 million net loss from non-recurring and unusual events), and the Company has said to the financial community that it expects to lose money in the first quarter of
2000 as well.   Yet, in our opinion, the alternatives to a shut
down are worse - either the AFA subjects our customers to bear the brunt of the union's CHAOS program, or the Company fails to achieve a competitive cost structure, abandons its business plan, and, we believe, ultimately is driven out of business by the competition.

     A shutdown of operations may ultimately lead to the furlough of many employees. We recognize that you have all done your part in meeting the Company's goal of becoming cost competitive, and we want to minimize the financial hardship that a shutdown may cause for you and your family. In the event that the Company does cease operations, it will continue to pay all employees, other than the AFA represented employees, for as long as is
financially feasible.   We will provide you with more information
as we get closer to the end of the 30-day cooling off period.

     We regret that the Company finds itself in this situation, but as many of you have expressed to us, US Airways needs to remain unified in maintaining fairness across all employee groups to enable the Company to compete and to grow.


                              Sincerely,



        Stephen M. Wolf                      Rakesh Gangwal
        Chairman                             President and CEO